Exhibit 107.1
Calculation of Filing Fee Tables
Form S-8
(Form Type)
Flotek Industries, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1) (2)	Proposed Maximum Offering Price Per Unit (3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.0001 per share	457(c) and 457(h)	900,000	$14.60	$13,140,000	0.00015310	$2,011.73
Total Offering Amounts					$13,140,000		$2,011.73
Total Fee Offsets							N/A
Net Fee Due							$2,011.73
(1)Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this registration statement also registers hereunder an indeterminate number of shares of common stock issuable as a result of the anti-dilution provisions of the Registrant’s 2018 Long-Term Incentive Plan, as amended (the “2018 Plan”).
(2)Represents 900,000 additional shares of common stock reserved for issuance under the 2018 Plan.
(3)Pursuant to Rule 457(c) and Rule 457(h), the registration fee is calculated on the basis of the average of the high and low sale prices for the common stock on the NYSE on July 7, 2025, $14.60. Pursuant to General Instruction E to Form S-8, the registration fee is calculated only with respect to additional securities registered under the 2018 Plan.

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A		N/A						N/A